Exhibit 10.2

CLAYTON UTZ

EXECUTION COPY

Deed of guarantee and indemnity

HSBC Bank Australia Limited

ABN 48 006 434 162

Security Trustee

ResMed Limited

ABN 30 003 765 142

ResMed SA

ResMed GmbH & Co. KG

ResMed (UK) Limited

Company number 02863553

Take Air Medical Handels-GmbH

Guarantors

The Clayton Utz contact for this document is

Jason Huinink on +61 2 9353 4000

Clayton Utz

Lawyers

Levels 19-35 No. 1 O’Connell Street Sydney NSW 2000 Australia

PO Box H3 Australia Square Sydney NSW 1215

T +61 2 9353 4000 F +61 2 8220 6700

www.claytonutz.com

Our reference 15136/15286/80038182

Table of contents

1.	Definitions and interpretation		1

	1.1	Definitions	1
	1.2	Facility Agreement	3
	1.3	Interpretation	4
	1.4	Finance Document	4

2.	Guarantee		4

	2.1	Consideration	4
	2.2	Guarantee	4
	2.3	Payment by Guarantor	5

3.	Indemnity		5

4.	Limitation of liability of ResMed SA		5

5.	Liability as guarantor and indemnifier		5

6.	Nature and preservation of liability		6

	6.1	Absolute liability	6
	6.2	Unconditional liability	6
	6.3	No merger	8
	6.4	No obligation to gain consent	8
	6.5	Appropriation	8
	6.6	Void or voidable transactions	8
	6.7	Insolvency	9
	6.8	No set-off, counterclaim, etc.	9
	6.9	Restriction on Guarantor’s dealings	9
	6.10	Claim on each Guarantor	10
	6.11	Waiver of rights	10
	6.12	Exercise of subrogation rights	10

7.	Representations and warranties		10

	7.1	Representations and warranties	10
	7.2	Representations and warranties repeated	12
	7.3	Reliance on representations and warranties	12
	7.4	No representations by the Security Trustee	12
	7.5	Security Trustee has no duty to disclose	12

8.	General covenants		12

	8.1	General undertakings	12
	8.2	Reports and information	13
	8.3	Financial undertakings	13
	8.4	Negative undertakings	14

9.	Payments		15

	9.1	On demand	15
	9.2	Payment in gross	15
	9.3	Interest	15
	9.4	Merger	15
	9.5	No set-off or deduction	15
	9.6	Currency indemnity	16
	9.7	Currency of payments	16

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10.	General Indemnity		16

11.	German Law Limitations		16

12.	Security Trustee		18

	12.1	Limitation of liability of the Security Trustee	18
	12.2	Replacement of the Security Trustee	18

13.	Assignment		18

14.	Governing law		18

15.	Jurisdiction		18

16.	Miscellaneous		19

	16.1	Certificate of Security Trustee	19
	16.2	Notices	19
	16.3	Continuing obligation	21
	16.4	Further assurance	21
	16.5	Form of demand	21
	16.6	Severance	21
	16.7	Powers cumulative	21
	16.8	Waiver	21
	16.9	Consents	22
	16.10	Changes in legislation (moratorium)	22
	16.11	Confidentiality	22
	16.12	Disclosure to assignees or substitutes	22
	16.13	Set-off	23
	16.14	Counterparts	23

ii

Deed of guarantee and indemnity made on 8 June 2006

Parties	HSBC Bank Australia Limited ABN 48 006 434 162 of HSBC Centre, 580 George Sheet, Sydney NSW 2000 in its capacity as security trustee (“Security Trustee”)

ResMed Limited ABN 30 003 765 142 of 97 Waterloo Road, Macquarie Park, NSW 2113

ResMed SA, a limited company (societe anonyme) incorporated under the laws of France with a share capital of EUR 46,050,000, whose registered office is at Pare de la Bandonniere, 2 rue Maurice Audibert, 69800 Saint Priest, France, registered with the Registry of Commerce and Companies of Lyon under single identification number 407 775 170, represented by Mr Alain Perseguers duly authorised for the purposes hereof

ResMed GmbH & Co. KG, a limited partnership (Kommanditgesellschaft) incorporated under the laws of the Federal Republic of Germany, having its seat at Fraunhofer-Straße 16, 82152 Martinsried (Municipality of Planegg) in the Federal Republic of Germany and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Munich under HRA 85330

ResMed (UK) Limited incorporated in England with company registration number 02863553 whose registered office is at 65 Milton Park, Abingdon, Oxfordshire, OX14 4RX

Take Air Medical Handels-GmbH a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under the laws of the Federal Republic of Germany, having its seat at Handelsgesellschaft mbH, Oskar-Schulze-Straße 7, 28832 Achim (bei Bremen), registered with the commercial registry (Handelsregister) of the local court (Amtsgericht) of Achim under HRB 5506. (“Guarantors”)

Background

A.	At the request of, inter alia, each Guarantor, the Financiers and the Working Capital Financiers have agreed to make financial accommodation available to the Debtors pursuant to the Facility Agreement and the Working Capital Agreements respectively.

B.	A condition precedent to the Debtors’ utilisation of the Facilities and the facilities provided under the Working Capital Agreements is that each Guarantor enters into this deed of guarantee and indemnity.

Operative provisions

1.	Definitions and interpretation

1.1	Definitions

In this deed:

“Debtors” means:

(a)	the Borrower;

(b)	ResMed SA;

(c)	ResMed (UK) Limited;

(d)	ResMed GmbH & Co. KG; and

(e)	any other Subsidiary of the Parent who becomes a party to a Working Capital Agreement.

“Event of Insolvency” means:

(a)	in relation to any Guarantor, other than any Guarantor incorporated under the laws of Germany or France, the occurrence of an Event of Insolvency (as defined in the Facility Agreement);

(b)	in relation to any Guarantor incorporated under the laws of Germany, the occurrence of any of the following in relation to that Guarantor:

(i)	it is unable to pay its debts as they fall due (Zahlungsunfähigkeit within the meaning of Section 17 of the German Insolvency Code (Insolvenzordnung)) or suspends making payments on all or a material part of its debts or announces an intention to do so;

(ii)	it is over-indebted (Uberschuldung within the meaning of Section 19 of the German Insolvency Code (Insolvenzordnung));

(iii)	by reason of actual or anticipated financial difficulties, it begins negotiations with any of its creditors for the rescheduling of any of its indebtedness, a moratorium or a composition, assignment or similar arrangement;

(iv)	a meeting of its shareholders, interest holders, directors or other officers is convened for the purpose of considering any resolution for, to petition for or to file documents with a court or any registrar for its liquidation, winding-up, administration, dissolution, or for the seeking of relief under any applicable bankruptcy, insolvency, company or similar law or any such resolution is passed;

(v)	for any of the reasons set out in Sections 17 through 19 (inclusive) of the German Insolvency Code (Insolvenzordnung), it files for insolvency in accordance with the German Insolvency Code (Antrag auf Eröffnung eines Insolvenzverfahrens) or its directors are required by law to file for insolvency; or

(vi)	the competent court takes any of the actions set out in Section 21 of the German Insolvency Code (Insolvenzordnung) or the competent court institutes or rejects (for reason of insufficiency of its funds to implement such proceedings) insolvency proceedings against it (Eröffnung des Insolvenzerfahrens); and

(c)	in relation to any Guarantor incorporated under the laws of France:

(i)	being subject to bankruptcy proceedings (court-ordered recovery, reorganisation or liquidation (“sauvegarde, redressement ou liquidation judiciaire”), recovery procedure, reorganisation procedure or transfer procedure (“plan de sauvegarde, de continuation ou de cession”), amicable settlement, agreement or other (“conciliation, concordat ou autres”) pursuant to the provisions of book VI of the French Commercial Code (Code de commerce);

(ii)	having suspended its payments; or

(iii)	being subject to insolvency, excessive debt, bankruptcy or any other state that could justify, against its will, the instigation of any bankruptcy proceedings or warning proceedings (“procédure d’alerte”).

“Excluded Obligations” means Obligations of ResMed Limited under Tranche C of the Facility Agreement.

“Facility Agreement” means the syndicated facility agreement dated on or about the date of this deed and entered into between ResMed Limited ABN 30 003 765 142 as borrower, each person listed in schedule 1 of the facility agreement as original financier and HSBC Bank Australia Limited as facility agent and security trustee.

“Guaranteed Money” means all money the payment or repayment of which forms part of the Obligations.

“LTIBR” means any, and not just short term, interest-bearing receivables as set out in the guidelines of the German Federal Ministry of Finance (BMF) dated 15 July 2004, Nos. 19, 20 and 37 and of 22 July 2005.

“Obligations” means all the liabilities and obligation of the Debtors to the Finance Parties or any of them under or by reason of any of the Finance Documents and includes any liabilities or obligations which:

(a)	are liquidated or unliquidated;

(b)	are present, prospective or contingent;

(c)	are in existence before or come into existence on or after the date of this deed;

(d)	relate to the payment of money or the performance or omission of any act;

(e)	sound in damages only; or

(f)	accrue as a result of any Event of Default,

and	irrespective of:

(g)	whether each Debtor is liable or obligated solely, or jointly, or jointly and severally with another person;

(h)	the circumstances in which any Finance Party comes to be owed each liability or obligation and in which each liability or obligation comes to be secured by this deed including any assignment of any liability or obligation or of this deed; or

(i)	the capacity in which each Debtor and the Finance Parties come to owe or be owed such liability or obligation.

“Power” means any right, power, authority, discretion, remedy or privilege conferred on the Security Trustee by any Finance Document, by statute or by law or equity.

“Security Trust” has the meaning given to it in the Security Trust Deed.

1.2	Facility Agreement

Unless otherwise defined in this deed, expressions used in this deed have the same meanings as in the Facility Agreement.

1.3	Interpretation

In this deed:

(a)	headings are for convenience only and do not affect interpretation,

and	unless the context indicates a contrary intention:

(b)	if more than one person is identified as the Debtor, that expression refers to them, and the obligations of the Debtor under this deed bind them, jointly and severally;

(c)	if more than one person is identified as the Guarantor, that expression refers to them, and the obligations of the Guarantor under this deed bind them, jointly and severally;

(d)	“person” includes an individual, the estate of an individual, a corporation, a Government Authority, an association or a joint venture (whether incorporated or unincorporated), a partnership, and a trust;

(e)	a reference to a party includes that party’s executors, administrators, successors and permitted assigns, including persons taking by way of novation;

(f)	a reference to a document (including this deed) is to that document as varied, novated, ratified or replaced from time to time;

(g)	a reference to a statute includes its delegated legislation and a reference to a statute or delegated legislation or a provision of either includes consolidations, amendments, re-enactments and replacements;

(h)	a word importing the singular includes the plural (and vice versa), and a word importing a gender includes every other gender;

(i)	a reference to a party, clause, schedule, exhibit, attachment or annexure is a reference to a party, clause, schedule, exhibit, attachment or annexure to or of this deed, and a reference to this deed includes all schedules, exhibits, attachments and annexures to it;

(j)	if a word or phrase is given a defined meaning, any other part of speech or grammatical form of that word or phrase has a corresponding meaning; and

(k)	“includes” in any form is not a word of limitation.

1.4	Finance Document

This deed is a Finance Document for the purposes of the Facility Agreement,

2.	Guarantee

2.1	Consideration

Each Guarantor acknowledges that it has received valuable consideration for entering into this deed.

2.2	Guarantee

Each Guarantor irrevocably and unconditionally guarantees to each Finance Party the satisfaction and payment in full of the Obligations by each Debtor (other than itself).

2.3	Payment by Guarantor

If a Debtor does not pay the Guaranteed Money on the due date, each Guarantor (other than where a Guarantor is that Debtor) will immediately on demand pay to the Security Trustee the Guaranteed Money which is then due and unpaid or which later becomes due, owing or payable.

3.	Indemnity

Each Guarantor as a separate additional and primary liability irrevocably and unconditionally agrees to indemnify each Finance Party and keep each Finance Party indemnified against any loss or damage suffered by that Finance Party arising out of:

(a)	any failure by any Debtor to satisfy the Obligations; or

(b)	any obligation or liability that would otherwise form part of the Obligations being void, voidable or unenforceable against or irrecoverable from any Debtor for any reason, whether or not any Finance Party, the Security Trustee or the Debtor knew or ought to have known of that reason.

4.	Limitation of liability of ResMed SA

Notwithstanding anything contained in this deed, the obligations and liabilities of ResMed SA as a Guarantor under the guarantee and indemnity contained in this deed:

(a)	will not extend to cover any Obligations arising out of or in relation to the Excluded Obligations; and

(b)	shall be limited to an amount not exceeding at any time the aggregate of:

(i)	all amounts owing by ResMed SA under or in connection with the Working Capital Agreement to which it is a party (including, without limitation, interest, fees and expenses);

(ii)	the outstanding Tranche A Advances under the Tranche A Facility, the purpose of which is to refinance the facility made available to the Borrower under the Previous Facility Agreement, which was on-lent to ResMed SA, together with all amounts payable in respect of the Tranche A Facility (including, without limitation, interest, fees and expenses); and

(iii)	all amounts drawn under the Tranche B Facility which have been on-lent to ResMed SA, together with all amounts payable under or in connection with the Tranche B Facility in respect of the amounts on-lent (including, without limitation, interest, fees and expenses).

Nothing in this clause 4 affects any other obligation or liability of ResMed S A, or any obligation or liability of any other Guarantor, under this deed.

5.	Liability as guarantor and indemnifier

Any reference in this deed to the obligations or liabilities of each Guarantor will be construed as a reference to its obligations or liabilities, whether as a guarantor or indemnifier or both under this deed. The use of the expression “Guarantor” in this deed in relation to a party is not to be construed as diminishing that party’s obligations as an indemnifier under this deed.

6.	Nature and preservation of liability

6.1	Absolute liability

(a)	The liability of each Guarantor under this deed is absolute and is not subject to the performance of any condition precedent or subsequent, including any condition between any Guarantor and the Finance Parties or amongst any 2 or more Guarantors.

(b)	This deed binds each person who has executed it, despite:

(i)	any person, whether named as a party or not, not executing this deed or any Finance Document;

(ii)	the execution of this deed or any Finance Document by any person is invalid, forged or irregular in any way; or

(iii)	this deed or any Finance Document is or becomes unenforceable, void or voidable against any other person.

6.2	Unconditional liability

The liability of each Guarantor under this deed (whether or not known to it or to any Finance Party) will not be affected by any act, omission, matter or thing which, but for this clause 6.2, might operate in law or in equity to release a Guarantor from that liability or to reduce the relevant Guarantor’s liability under this deed including, any of the following:

(a)	(Event of Insolvency): the occurrence before, on or at any time after the date of this deed, of any Event of Insolvency in relation to any Obligor;

(b)	(Distribution): the receipt by any Finance Party of any payment, dividend or distribution under any Insolvency Provision in relation to any Obligor;

(c)	(Event of Default): the occurrence of any Event of Default;

(d)	(Invalidity etc): any Finance Document or any payment or other act, the making or doing of which would otherwise form part of the Obligations being or becoming or being conceded to be frustrated, illegal, invalid, void, voidable, unenforceable or irrecoverable in whole or in part for any reason whether past, present or future;

(e)	(Further Security): any Finance Party accepting or declining to accept any Security from any person at any time;

(f)	(Time or indulgence): any Finance Party granting time, waiver or other indulgence or concession to, or making any composition or compromise with, any Obligor;

(g)	(Forbearance): any Finance Party not exercising or delaying (whether deliberately, negligently, unreasonably or otherwise) in the exercise of any Power it has for the enforcement of any Finance Document or any Obligation;

(h)	(Acquiescence or other omission): any laches, acquiescence or other act, neglect, default, omission or mistake by any Finance Party;

(i)	(Repudiation): the determination, rescission, repudiation or termination, or the acceptance of any of the foregoing, by any Finance Party or any Obligor of any Finance Document or any Obligation;

(j)	(Variation): any variation to any Finance Document or any Obligation, whether or not that variation is substantial or material, or imposes any additional liability on or disadvantages any Obligor;

(k)	(Release): the full, partial or conditional release or discharge by the Finance Parties or by operation of law, of any Obligor from any Finance Document or any Obligation;

(1)	(Security property): the release of any property from any Security or the substitution of any property in place of any other property the subject of a Security;

(m)	(Security): the Security Trustee releasing, wasting, destroying, abandoning, prejudicing or not perfecting, maintaining, preserving, enforcing or realising or not properly enforcing or realising any Security;

(n)	(Loss of Security): the failure to obtain any Security or the loss or impairment of any Security by operation of law or otherwise, whether or not the same is in breach of any express or implied condition to obtain or preserve that Security, or is in breach of any equitable duty which might otherwise have been imposed on the Security Trustee;

(o)	(Priority of Securities): the Security Trustee agreeing to the postponement or loss of any priority attaching to any Security;

(p)	(Accounts): the opening or operation of any new account with any Finance Party by any Obligor;

(q)	(Change of constitution): any change in membership (whether by death or retirement of an existing member, admission of a new member, or otherwise) or in the name of any partnership, firm or association in which any Obligor is a member;

(r)	(Transfer): the transfer, assignment or novation by any Finance Party or any Obligor of all or any of its rights or obligations under any Finance Document or any Obligation;

(s)	(Disclosure): any failure by any Finance Party to disclose to a Guarantor any material or unusual fact, circumstance, event or thing known to, or which ought to have been known by, the Finance Parties relating to or affecting any Obligor at any time before or during the currency of this deed, whether prejudicial or not to the rights and liabilities of a Guarantor and whether or not any Finance Party under any duty to disclose that fact, circumstance, event or thing to the relevant Guarantor or to any other Obligor;

(t)	(Covenant not to take action): any Finance Party agreeing with any Obligor not to sue, issue process, sign or execute judgment, commence proceedings for -bankruptcy or liquidation, participate in any administration, scheme or deed of arrangement or reconstruction, prove in any bankruptcy or liquidation, or do anything else in respect of the liability of any Obligor;

(u)	(Administration): the provisions of section 440J of the Corporations Act 2001 (Cth) operating to prevent or delay the enforcement of this deed against any Guarantor or any claim for contribution against any Guarantor;

(v)	(Working Capital Agreements): any Working Capital Agreement being entered into after the date of this deed; or

(w)	(Incapacity): any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person.

6.3	No merger

(a)	This deed is in addition to and does not merge with, postpone, lessen or otherwise prejudicially affect any Finance Document or any other Power of the Security Trustee or any other Finance Party.

(b)	The Security Trustee will hold any judgment or order obtained by it against any person in respect of the Guaranteed Money or the Obligations collaterally with this deed none of which will merge in that judgment or order.

6.4	No obligation to gain consent

Each Guarantor need not consent to or be made aware of any event referred to in clause 6.2, any transaction between the Finance Parties and any Obligor, or any particulars concerning any obligation or liability that forms part of the Obligations.

6.5	Appropriation

(a)	The Security Trustee is under no obligation to marshal or appropriate in favour of any Guarantor, or to exercise, apply, transfer or recover in favour of any Guarantor, any Security or any funds or assets which the Security Trustee holds, has a claim on, or has received or is entitled to receive, but may do so in the manner and order as the Security Trustee determines in its absolute discretion.

(b)	The Security Trustee may hold in a suspense account (without liability to pay interest) any money which it receives from a Guarantor, or which it receives on account of a Guarantor’s liability under this deed, and which the Security Trustee may, at its discretion, appropriate in reduction of the relevant Guarantor’s liability under this deed.

6.6	Void or voidable transactions

If:

(a) (i)	the Security Trustee has at any time released or discharged:

A.	a Guarantor from its obligations under any Finance Document; or

B.	any assets of a Guarantor from a Security,

in either case in reliance on a payment, receipt or other transaction to or in favour of the Security Trustee; or

(ii)	any payment or other transaction to or in favour of the Security Trustee has the effect of releasing or discharging:

A.	a Guarantor from its obligations under any Finance Document; or

B.	any assets of a Guarantor from a Security; and

(b)	that payment, receipt or other transaction is subsequently claimed by any person to be void, voidable or capable of being set aside for any reason, including under an Insolvency Provision or under the general law; and

(c)	that claim is upheld or is conceded or compromised by the Security Trustee;

then

(d)	(Restitution of rights): the Security Trustee will immediately become entitled against the relevant Guarantor to all rights (including under any Security) as it had immediately before that release or discharge;

(e)	(Restore position): the relevant Guarantor must immediately do all things and execute all documents as the Security Trustee may reasonably require to restore to the Finance Parties all those rights; and

(f)	(Indemnity): the relevant Guarantor must indemnify the Security Trustee against costs, losses and expenses suffered or incurred by it in or in connection with any negotiations or proceedings relating to the claim or as a result of the upholding, concession or compromise of the claim.

6.7	Insolvency

Each Guarantor must not lodge any proof of debt or similar claim on the occurrence of an Event of Insolvency in relation to an Obligor in competition with the Finance Parties. Each Guarantor irrevocably appoints the Security Trustee as its attorney to prove in the insolvency of any Obligor for all money to which that Guarantor may be entitled from that Obligor.

6.8	No set-off, counterclaim, etc.

Each Guarantor’s liability under this deed will not be reduced or avoided by any defence, set-off or counterclaim available to any other Obligor against any Finance Party.

6.9	Restriction on Guarantor’s dealings

(a)	Each Guarantor must not without the Security Trustee’s prior written consent:

(i)	(No proceedings): institute any proceedings against any other Obligor;

(ii)	(No demand): make any demand for, or accept any money in part or complete satisfaction of, any liability on any account of any other Obligor other than for a liability arising out of the supply of goods and services by it to that Obligor in the ordinary course of its ordinary business and on arm’s length terms;

(iii)	(No encumbrances): create or permit to exist any Encumbrance as security for any obligation which it owes to any other Obligor; or

(iv)	(No set-off): set off any money owing by it against any liability owing to it by any Obligor, or permit any Obligor to set off any money owing by that Obligor to it against any liability owing to that Obligor by it.

(b)

Each Guarantor agrees to hold the benefit of any payment received by it, any set-off effected in its favour, and any Encumbrance (and the proceeds of its realisation) created or existing, in breach of clause 6.9(a) on trust for the Finance Parties (or as agent on behalf of the Finance Parties in the case where the concept of trust does not exist in the jurisdiction of incorporation of that Guarantor), to be applied in or towards satisfaction of each Guarantor’s liability under this deed.

6.10	Claim on each Guarantor

The Security Trustee is not required to make any claim or demand on the principal debtor under the relevant Finance Document or on any other Obligor, or to enforce any Finance Document, or any other Power against any Obligor, before making any demand or claim on a Guarantor.

6.11	Waiver of rights

Each Guarantor must not exercise any right to contribution, indemnity or subrogation which it might otherwise be entitled to claim and enforce against any Obligor until all the Guaranteed Money has been paid to, discharged or recovered by the Finance Parties and no claim referred to in clause 6.6(b) is actually or potentially pending, upheld, conceded or compromised in relation to that payment or other transaction relied on by the Finance Parties as the basis for any discharge.

6.12	Exercise of subrogation rights

Each Guarantor must not seek the transfer to it of any Security which is subject to an agreed order of priority in the Security Trustee’s hands under any right of subrogation, unless and until it has entered into a deed under which it undertakes to be bound by the priority affecting that Security with the other parties to that agreed order of priority.

7.	Representations and warranties

7.1	Representations and warranties

Each Guarantor represents and warrants that:

(a)	(status) it is duly incorporated and validly existing under the place of its incorporation;

(b)	(power) it has full legal capacity and power to:

(i)	own its property and to carry on its business; and

(ii)	enter into this deed and to carry out the transactions that this deed contemplates;

(c)	(corporate authority) it has taken all corporate action that is necessary or desirable to authorise its entry into this deed and its carrying out the transactions that this deed contemplates;

(d)	(Authorisations) it holds each Authorisation that is necessary or desirable to:

(i)	enable it to properly execute this deed and to carry out the transactions that this deed contemplates;

(ii)	ensure that this deed is legal, valid, binding and admissible in evidence; or

(iii)	enable it to properly carry on its business.

and it is complying with any conditions to which any of these Authorisations is subject;

(e)	(documents effective) this deed constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms (except to the extent limited by equitable principles and laws affecting creditors’ rights generally), subject to any necessary stamping or registration;

(f)	(ranking) its payment obligations under this deed rank at least pari passu with all its unsecured and unsubordinated payment obligations (whether present or future, actual or contingent), other than obligations that are mandatorily preferred by law;

(g)	(no contravention) neither its execution of this deed nor the carrying out by it of the transactions that this deed contemplates, does or will:

(i)	contravene any law to which it or any of its property is subject or any order of any Government Authority that is binding on it or any of its property;

(ii)	contravene any Authorisation;

(iii)	contravene any undertaking or instrument binding on its or any of its property;

(iv)	contravene its Constitution; or

(v)	require it to make any payment or delivery in respect of any Financial Liability before it would otherwise be obliged to do so;

(h)	(no litigation) no litigation, arbitration, mediation, conciliation or administrative proceedings are taking place, pending, or to the knowledge of any of its officers after due inquiry, threatened which, if adversely decided, could have a Material Adverse Effect on it;

(i)	(other information):

(i)	the other information and reports (if any) that it has given to the Finance Parties in connection with this deed are true and accurate in all material requests and not misleading in any material respect (including by omission); and

(ii)	any forecasts and opinions in them are fair and reasonable (and were made or formed after due inquiry and consideration by appropriate officers of the Guarantor),

as at the date of this deed or, if given later, when given;

(j)	(disclosure of relevant information) it has disclosed to the Security Trustee all the information that is material to an assessment by the Finance Parties of the risks that it assumes by entering into this deed;

(k)	(no filings or Taxes) it is not necessary or desirable, to ensure that this deed is legal, valid, binding or admissible in evidence, that this deed or any other document be filed or registered with any Government Authority, or that any Taxes be paid;

(1)	(no Encumbrance) none of its property is subject to an Encumbrance other than a Permitted Encumbrance;

(m)	(no Controller) no Controller is currently appointed in relation to any of its property;

(n)	(no trust) it is not entering into this deed as trustee of any trust or settlement;

(o)	(no security to Guarantor) it has not taken any Encumbrance from any other Guarantor for or in consideration of assuming any of its obligations under this deed;

(p)	(benefit) its entry into this deed is in its best interests and for its benefit;

(q)	(Facility Agreement) it has received and read a copy of the Facility Agreement and the Working Capital Agreements; and

(r)	(choice of law) the choice of New South Wales law as the governing law of this deed will be recognised and enforced in its jurisdiction of incorporation (subject to any limitations under German law described in any legal opinion delivered under clause 3.1(a) of the Facility Agreement).

7.2	Representations and warranties repeated

Each representation and warranty in this deed will be repeated on each day whilst any of the Guaranteed Money remains outstanding with reference to the facts and circumstances then subsisting.

7.3	Reliance on representations and warranties

Each Guarantor acknowledges that the Security Trustee has executed this deed and agreed to take part in the transactions that this deed contemplates in reliance on the representations and wananties that are made or repeated in this clause.

7.4	No representations by the Security Trustee

Each Guarantor acknowledges that it has not relied and will not rely on any representation, statement or promise made by or on behalf of the Security Trustee in deciding to enter into this deed or to exercise any right or perform any obligations under it.

7.5	Security Trustee has no duty to disclose

Except as provided in this deed, the Security Trustee was not, before execution of this deed by the Guarantors, and is not in the future, liable to do anything (including disclosing any information to the Guarantors) relating to the Debtors’ affairs or transactions with the Finance Parties.

8.	General covenants

8.1	General undertakings

Each Guarantor must:

(a)	(maintain status) maintain its status as a duly incorporated company which is validly existing;

(b)	(comply with law) comply with all applicable law including by paying when due all Taxes for which it or any of its property is assessed or liable (except to the extent that these are being diligently contested in good faith and by appropriate proceedings and it has made adequate reserves for them);

(c)	(keep books) keep proper books recording its activities (including financial records), and permit the Security Trustee or its representatives on request to examine and take copies of them;

(d)	(hold Authorisations) obtain and maintain each Authorisation that is necessary or desirable to:

(i)	execute this deed and to carry out the transactions that this deed contemplates;

(ii)	ensure that this deed is legal, valid, binding and admissible in evidence; or

(iii)	enable it to properly carry on its business,

and must comply with any conditions to which any of these Authorisations is subject;

(e)	(no administrator) not appoint an administrator (including inter alia in relation to Resmed SA, a conciliateur, an administrateur judiciaire, a mandataire liquidateur or a mandataire ad hoc appointed pursuant to article L.611-3 of the French Commercial Code (Code de commerce)) without notice to the Security Trustee. For the avoidance of doubt, nothing in this clause shall prevent a Guarantor from applying for the appointment of an administrator (or to take any similar step) if it is required to do so under any applicable law;

(f)	(patents) maintain and keep registered under all applicable laws all patents and trade marks registered in the name of the Guarantor or any of its subsidiaries if not to do so would have a Material Adverse Effect; and

(g)	(no security to Guarantor) not take any Encumbrance from any other Obligor for or in consideration of assuming any of its obligations under this deed.

8.2	Reports and information

Each Guarantor must give the Security Trustee:

(a)	(copy of reports) a copy of each document that it gives to its shareholders or to any stock exchange, at the same time as it gives it to them or it;

(b)	(notice of litigation) full details of any litigation, arbitration, mediation, conciliation or administrative proceedings which, if adversely decided, could have a Material Adverse Effect on it as soon as the proceedings are commenced or threatened; and

(c)	(other information) promptly on request (and in any event within 5 Business Days) any other information relating to the financial condition, business, property and affairs of itself or any of its related bodies corporate that the Security Trustee reasonably requests.

8.3	Financial undertakings

Each Guarantor must:

(a)	(negative pledge) not create or permit to exist, and ensure that none of its subsidiaries creates or permits to exist, any Encumbrance over any of its property, other than a Permitted Encumbrance;

(b)	(no Financial Liabilities) not incur Financial Liabilities which would cause Financial Liabilities for the Group to exceed an aggregate amount of USD50,000,000 (or its Equivalent), and must ensure that none of its Subsidiaries incurs Financial Liabilities which would cause that amount to be exceeded, without the prior written consent of the Security Trustee, other than under the Intercompany Loans, provided that the principal amount of the Financial Liabilities under each Intercompany Loan must not at any time exceed the principal amount of the Financial Liabilities under each Intercompany Loan as at the date of this deed;

(c)	(no disposal of property) not dispose of, declare a trust over or otherwise create an interest in, and must ensure that none of its direct and/or indirect subsidiaries disposes of, declares a trust over or otherwise creates an interest in, all or a substantial part of its property or assets (either in one or several transactions, whether or not related) over any of its property or assets (including its business (fonds de commerce)) which has an aggregate value exceeding Euro 20,000,000 (or its Equivalent) in any Twelve-Month Period except:

(i)	as permitted by paragraph (a);

(ii)	with the prior written consent of the Security Trustee which will not be unreasonably withheld;

(iii)	at arm’s length and for full value in a transaction that is entered into in the ordinary course of its ordinary business; or

(iv)	by a direct and/or indirect subsidiary of the Guarantor:

A.	to the Guarantor; or

B.	to another direct and/or indirect subsidiary of the Guarantor if the Guarantor’s ownership interest in the receiving direct and/or indirect subsidiary is at least the same as Guarantor’s percentage ownership in the disposing subsidiary; and

(d)	(insurance) keep, and must ensure that each of its subsidiaries keeps, its property and business insured:

(i)	against the risks and in the amounts that are prudent or usual for a person conducting a business similar to the Guarantor, with sound and reputable insurers; or

(ii)	as the Security Trustee reasonably requires,

and must provide the Security Trustee on request with details of the insurance, evidence that it is in full effect and evidence that all premiums have been paid.

8.4	Negative undertakings

ResMed SA undertakes that, from the date of its deed and so long as there is outstanding Guaranteed Money, it will not and shall cause that any of its present and future direct and/or indirect subsidiaries will not, without the express written consent of the Security Trustee (not to be unreasonably withheld):

(a)	enter into any reorganisation, merger, spin-off or contribution;

(b)	decide, or make any decision which may entail, any change in its share capital;

(c)	amend its constitutional documents;

(d)	change into another corporate form;

(e)	transfer the address of its registered office outside of France;

(f)	transfer any direct or indirect shareholding or other interest in any company;

(g)	make any change in its accounting procedures and/or practices; or

(h)	create any Encumbrance other than a Permitted Encumbrance.

9.	Payments

9.1	On demand

All money payable by each Guarantor under this deed will be paid by each Guarantor on demand by the Security Trustee in immediately available funds to the account and in the manner notified by the Security Trustee to each Guarantor.

9.2	Payment in gross

All money received or recovered by the Security Trustee on account of the Guaranteed Money will be treated as payments in gross without any right on the part of any Guarantor to claim the benefit of any money received or recovered by the Security Trustee or any Security, until the Security Trustee has been paid 100 cents in the dollar in respect of the Guaranteed Money.

9.3	Interest

As a liability separate and distinct from each Guarantor’s liability under clauses 2 and 3, each Guarantor will on demand by the Security Trustee pay interest on all amounts due and payable by it and unpaid under or in respect of this deed. Interest will accrue on those amounts from day to day from the due date up to the date of actual payment, before and (as a separate and independent obligation) after judgment, at the Default Rate for successive 30 day interest periods commencing on the date of default (or such other period selected by the Security Trustee) and, if not paid when due, will itself bear interest in accordance with this clause 9.3.

9.4	Merger

If the liability of a Guarantor to pay to the Security Trustee any money under this deed becomes merged in any judgment or order, then, as an independent obligation, the relevant Guarantor will pay interest on the amount of that money at the rate which is the higher of that payable under clause 9.3 and that fixed by or payable under the judgment or order.

9.5	No set-off or deduction

Subject to any Finance Document, all payments by any Guarantor to the Security Trustee will be:

(a)	free of any set-off or counterclaim; and

(b)	without deduction or withholding for or on account of any present or future Taxes, unless a Guarantor is compelled by law to make any deduction or withholding.

If a Guarantor is compelled by law to make any deduction or withholding for or on account of any present or future Taxes (not being Taxes on the overall net income of any Finance Party), then it will:

(i)	pay to the Security Trustee any additional amounts necessary to enable the Security Trustee to receive (after all deductions and withholdings for those Taxes) a net amount equal to the full amount which would otherwise be payable to the Security Trustee if no deduction or withholding was required to be made;

(ii)	promptly (and within the time prescribed by law) pay to the relevant taxing authority the amount of those Taxes which it is compelled by law to deduct or withhold, and indemnify the Security Trustee for any Taxes and interest or penalties to which the Security Trustee may become liable consequent on the failure of it to pay those Taxes; and

(iii)	deliver to the Security Trustee, promptly on request from the Security Trustee, a copy of any receipt issued by the relevant taxing authority on payment of those Taxes.

9.6	Currency indemnity

If, for any reason (including as a result of a judgment or order), an amount payable by a Guarantor under or in respect of this deed (“Relevant Amount”) is received by the Security Trustee in a currency (“Payment Currency”) that is not the currency in which the amount is expressed to be payable under this deed (“Required Currency”) then the Guarantor, as an independent obligation, must indemnify the Security Trustee against, and must pay the Security Trustee on demand the amount of, any shortfall between:

(a)	the amount of Required Currency which the Security Trustee receives on converting the amount it received in the Payment Currency into an amount in the Required Currency in accordance with its usual practice; and

(b)	the Relevant Amount in the Required Currency.

9.7	Currency of payments

The Guarantors must make payment under this deed in the same currency that the Debtor is required to make payment to the Finance Parties. Otherwise, the Guarantors must make each payment under this deed in US Dollars.

10.	General Indemnity

The Debtor must indemnify the Security Trustee against, and must pay the Security Trustee on demand the amount of, all losses, liabilities, expenses and Taxes incurred in connection with the administration, and any actual or attempted preservation or enforcement, of any rights under this deed.

11.	German Law Limitations

(a)

The Security Trustee agrees not to enforce the guarantee and/or indemnity under this deed against a Guarantor incorporated under the laws of Germany either as a limited liability company (Gesellschaft mit beschränkter Haftung) (a “German GmbH Guarantor”), or a limited partnership (Kommanditgesellschaft) of which the limited partner (Komplementär) is a limited liability company (a “German GmbH & Co. KG Guarantor”) (a German GmbH Guarantor or a German GmbH & Co. KG Guarantor each hereinafter referred to as a “German Guarantor”), if and to the extent the guarantee and indemnity guarantees obligations of a shareholder of the German Guarantor and/or an Affiliate (as defined under German law) (other than obligations of a direct or indirect Subsidiary of the German

Guarantor) and a payment under this deed, or the application of enforcement proceeds, would cause the relevant Guarantor’s assets (or in the case of the German GmbH & Co. KG Guarantor, its general partner’s assets) less the German GmbH Guarantor’s, or in case of a German GmbH & Co. KG Guarantor, its general partner’s liabilities, provisions and liability reserves (Reinvermögen - the “Net Assets”) to fall below the registered share capital (Stammkapital) of the German GmbH Guarantor, or in the case of a German GmbH & Co. KG Guarantor, of the registered share capital of its general partner (Begründung einer Unterbilanz) or an increase of a shortfall, if the Net Assets of the German GmbH Guarantor, or in the case of a German GmbH & Co. KG Guarantor, of its general partner, already fall short of the amount of the registered share capital (Vertiefung der Unterbilanz), provided that for the purposes of the calculation of the amounts to be released the following balance sheet items shall be adjusted as follows:

(i)	the amount of any increase of the registered share capital (Stammkapital) out of retained earnings (Kapitalerhöhung aus Gesellschaftsmitteln) without the consent of the Financiers after the date of this deed shall be deducted from the relevant registered share capital; and

(ii)	loans and financial indebtedness incurred by the relevant Guarantor in negligent violation of any provision of the Finance Documents shall be disregarded,

and further provided that the relevant Guarantor shall, to the extent legally permitted, for the purposes of the determination of the available net assets (Reinvermögen) dispose of all assets which are not necessary for the Guarantor’s business (betriebsnotwendig) on market terms where the relevant assets are shown in the balance sheet of the Guarantor with a book value (Buchwert) which is significantly lower than the market value of such assets. The above limitations shall not apply to any amounts due and payable under this deed which relate to funds which have been on-lent to the respective Guarantor or any of its Subsidiaries and are still outstanding.

The relevant Finance Party shall be obliged to retransfer proceeds from such enforcement if the relevant guarantee and/or indemnity has been enforced even though the enforcement was excluded according to this clause.

(b)	If and to the extent that the guarantee and indemnity under this deed secures obligations and liabilities of a Debtor that has its registered or actual seat or its place of management within Germany or that is subject to limited tax liablity in Germany (“German Debtor”) or any obligations of another Debtor to satisfy the obligations of such German Debtor, such guarantee and indemnity shall not be enforced against assets which qualify as LTIBR (so that such LTIBR shall be excluded from the enforcement of the respective guarantee and indemnity) if and to the extent that such LTIBR is owned by a Guarantor (other than the respective German Debtor), which qualifies as a major shareholder (wesentlicher Anteilseigner) of such German Debtor within the meaning of Section 8a German Corporate Income Tax Act (Körperschaftssteuergesetz) or which qualifies as an affiliated party within the meaning of Section 1 Paragraph 2 Foreign Tax Act (Außensteuergesetz) in relation to such major shareholder.

12.	Security Trustee

12.1	Limitation of liability of the Security Trustee

(a)	The Security Trustee is entering into this deed and each other Finance Document to which it is a party as trustee of the Security Trust.

(b)	The recourse of any other party against the Security Trustee under this deed or any other Finance Document is limited to the property held by the Security Trustee pursuant to the Security Trustee and the right of the Security Trustee to be indemnified out of such property.

(c)	No party under this deed may seek to enforce any right under this deed or any other Finance Document against the Security Trustee personally or against any property of the Security Trustee held in any capacity other than stated in this clause 12.1 except in the case of breach of trust, gross negligence, fraud or wilful default by the Security Trustee.

12.2	Replacement of the Security Trustee

(a)	The Security Trustee may be replaced by a successor in accordance with the Security Trust Deed.

(b)	On the date of its appointment, the successor Security Trustee will assume the rights and obligations of the retiring Security Trustee. However, this does not apply to any obligations of the retiring Security Trustee which arise out of its acts or omissions as Security Trustee before the appointment of the successor, in respect of which the retiring Security Trustee will continue to have obligations imposed by, and the rights contained in, this deed, the Security Trust Deed and the Facility Agreement.

13.	Assignment

(a)	A Guarantor may only dispose of, declare a trust over or otherwise create an interest in its rights under this deed with the consent of the Security Trustee.

(b)	The Security Trustee may not dispose of, declare a trust over or otherwise create an interest in its rights under this deed other than in accordance with the Security Trust Deed.

14.	Governing law

This deed is governed by and must be construed according to the law applying in New South Wales.

15.	Jurisdiction

(a)	Each Guarantor irrevocably:

(i)	submits to the non-exclusive jurisdiction of the courts of New South Wales, and the courts competent to determine appeals from those courts, with respect to any proceedings which may be brought at any time relating to this deed; and

(ii)	waives any objection it may now or in the future have to the venue of any proceedings, and any claim it may now or in the future have that any proceeding has been brought in an inconvenient forum, if that venue falls within clause 15(a)(i).

(b)	Each Guarantor (other than ResMed Limited) irrevocably appoints ResMed Limited at its registered office from time to time to receive on its behalf process issued out of the courts in New South Wales or any other Australian jurisdiction in connection with this deed and agrees that any failure by the process agent to notify the relevant Guarantor of the process will not invalidate the proceedings concerned. ResMed Limited accepts this appointment.

16.	Miscellaneous

16.1	Certificate of Security Trustee

A certificate in writing signed by the Security Trustee or by an officer of the Security Trustee certifying any amount payable by any Guarantor or Debtor to the Security Trustee or stating any other act, matter or thing relating to this deed or any Finance Document is conclusive and binding on the relevant Guarantor or Debtor in the absence of manifest error on the face of the certificate.

16.2	Notices

Each communication (including each notice, consent, approval, request and demand) under or in connection with this deed:

(a)	must be in writing;

(b)	must be addressed as follows (or as otherwise notified by that party to the other party from time to time):

To the Security Trustee:

Name:	HSBC Bank Australia Limited
Address:	HSBC Centre, Level 15, 580 George Street
Sydney
NSW 2000
Australia
Fax:	(02) 9006 5534
For the attention of:	Assistant Manager, Credit Operations

To the Guarantor:

Name:	ResMed Limited
Address:	97 Waterloo Road
Macquarie Park
NSW 2113
Australia
Fax:	(02) 9889 1475
For the attention of:	Chief Financial Officer

Name:	ResMed SA
Address:	Pare de la Bandonniere
2 rue Maurice Audibert
69800 Saint-Priest
France
Fax:	+33(0)4 37 25 12 60
For the attention of:	Financial Controller

Name:	ResMed GmbH & Co. KG
Address:	FraunhoferstraBe 16
82152 Martinsried
Federal Republic of Germany
Fax:	+49 89 9901 1055
For the attention of:	Hen Heiko Eckstein

Name:	ResMed (UK) Limited
Address:	65 Milton Park
Abingdon
Oxfordshire OX14 4RX
United Kingdom
Fax:	+44 1235 813 336
For the attention of:	Mr Mark Hastings

Name:	Take Air Medical Handels-GmbH
Address:	Pare de la Bandonniere
2 Rue Maurice Audibert
69800 Saint-Priest
France
Fax:	+33(0)4 37 25 12 60
For the attention of:	Financial Controller

(c)	must be signed by the party making it or (on that party’s behalf) by the solicitor for, or any attorney, director, secretary, or authorised agent of, that party;

(d)	must be delivered by hand or posted by prepaid post to the address, or sent by fax to the number, of the addressee, in accordance with clause 16.2(b) together with (in the case of notices to a Guarantor) a copy delivered to ResMed Inc. at 14040 Danielson Street, Poway, CA 92064, USA, marked for the attention of the General Counsel; and

(e)	is taken to be received by the addressee:

(i)	(in the case of prepaid post sent to an address in the same country) on the third day after the date of posting;

(ii)	(in the case of prepaid post sent to an address in another country) on the fifth day after the date of posting by airmail;

(iii)	(in the case of fax) at the time in the place to which it is sent equivalent to the time shown on the transmission confirmation report produced by the fax machine from which it was sent; and

(iv)	(in the case of delivery by hand) on delivery,

but if the communication is taken to be received on a day that is not a working day or after 5.00 pm, it is taken to be received at 9.00 am on the next working day (“working day” meaning a day that is not a Saturday, Sunday or public holiday and on which banks are open for business generally, in the place to which the communication is posted, sent or delivered).

16.3	Continuing obligation

This deed is a continuing obligation despite any termination by a Guarantor, settlement of account, intervening payment, express or implied revocation or any other matter or thing, and the Security Trustee will continue to be entitled to the benefit of this deed as regards the performance of all the Obligations and any contingent or other liability for advances or other financial accommodation to or for the account of any Obligor made after termination, settlement of account, payment, revocation or other matter or thing until a final discharge has been given to the Guarantors.

16.4	Further assurance

Each Guarantor must promptly on the request of the Security Trustee, and at its own cost, do all further acts and execute and deliver all further documents as the Security Trustee reasonably requires, or as are required by law, to perfect or to give effect to the rights and powers of the Security Trustee created, or intended to be created, by this deed.

16.5	Form of demand

A demand on a Guarantor for payment under this deed may be in any form and contain any information as the Security Trustee determines. It need not specify the amount of the Guaranteed Money, nor the method or basis of calculation of all or any part of the Guaranteed Money, including amounts of, or in the nature of, interest.

16.6	Severance

If at any time a provision of this deed is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that will not affect or impair:

(a)	the legality, validity or enforceability in that jurisdiction of any other provision of this deed; or

(b)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this deed.

16.7	Powers cumulative

Each Power is cumulative and in addition to each other Power available to the Security Trustee.

16.8	Waiver

(a)	Failure to exercise or enforce, or a delay in exercising or enforcing, or the partial exercise or enforcement of, any Power by the Security Trustee does not preclude, or operate as a waiver of, the exercise or enforcement, or further exercise or enforcement, of that or any other Power.

(b)	A waiver or consent given by the Security Trustee under this deed is only effective and binding on the Security Trustee if it is given or confirmed in writing.

(c)	No waiver of a breach of a term of this deed operates as a waiver of another breach of that term or of a breach of any other term of this deed.

16.9	Consents

A consent required under, this deed from the Security Trustee may be given or withheld, or may be given subject to any conditions, as the Security Trustee (in its absolute discretion) thinks fit, unless this deed expressly provides otherwise.

16.10	Changes in legislation (moratorium)

If any legislation changes a Guarantor’s rights or obligations or delays or prejudicially affects the exercise of any Power under this deed, so that the Security Trustee’s rights or obligations are adversely affected, that Guarantor waives its rights under that legislation to the extent that the waiver is not prohibited or made ineffective by law.

16.11	Confidentiality

Subject to clause 16.12, each party to this deed must not disclose any information concerning the contents of, or the transactions contemplated by, this deed to any person who is not a party, except to the extent that:

(a)	(permitted by documents) the disclosure is expressly permitted by this deed or is made to any Finance Party or any Obligor;

(b)	(consent of other party) the Security Trustee consents to the disclosure;

(c)	(public domain) the information is already in the public domain, unless it entered the public domain because of a breach of confidentiality by the party;

(d)	(employees and advisers) the disclosure is made on a confidential basis to the party’s officers, employees, agents, financiers or professional advisers, and is necessary for the party’s business, or is made to any related party of that party;

(e)	(comply with laws) the disclosure is necessary to comply with any applicable law, or an order of a court or tribunal;

(f)	(comply with directives) the disclosure is necessary to comply with a directive or request of any Government Authority or stock exchange (whether or not having the force of law) so long as a responsible person in a similar position would comply;

(g)	(obtain Authorisations) the disclosure is necessary or desirable to obtain an Authorisation from any Government Authority or stock exchange; or

(h)	(discovery and litigation) the disclosure is necessary or desirable in relation to any discovery of documents, or any proceedings before a court, tribunal, other Government Authority or stock exchange.

16.12	Disclosure to assignees or substitutes

(a)	Subject to paragraph (b), the Security Trustee may:

(i)	disclose to a proposed assignee or substitute under clause 12 or 13, or any other person who proposes to enter into contractual relations with the Security Trustee in relation to any Finance Document, any information about the Debtor or any Guarantor which the Security Trustee considers appropriate; and

(ii)	give a copy of any Finance Document to a proposed assignee or substitute under clause 12 or 13 or any other person described in paragraph (a)(i).

(b)	Any disclosure made under paragraph (a) must be made on the basis that the person to whom the information or document is disclosed must keep that information or document confidential as required by clause 16.11.

16.13	Set-off

The Security Trustee, without notice to the Guarantors or the Debtor, may, after the occurrence of an Event of Default, combine any account that a Guarantor holds with the Security Trustee with, or set off any amount that is or may become owing by the Security Trustee to the Guarantor against, any amount owing by the Guarantor to the Security Trustee under this deed. For this purpose the Security Trustee may:

(a)	change the terms (including the repayment date) of any account or other payment obligation between the parties;

(b)	convert amounts into different currencies in accordance with the Security Trustee’s usual practice; and

(c)	do anything (including execute any document) in the name of the Guarantor that the Security Trustee considers necessary or desirable.

This subclause overrides any other document or agreement to the contrary.

16.14	Counterparts

This deed may be executed in any number of counterparts and by the parties on separate counterparts. Each counterpart constitutes the deed of each party who has executed and delivered that counterpart.

Executed as a deed.

Signed sealed and delivered for and on behalf of HSBC Bank Australia Limited by its Attorney under a Power of Attorney dated 29 July 2002, and the Attorney declares that the Attorney has not received any notice of the revocation of such Power of Attorney, in the presence of:
Signature of Attorney

Lewis Barton Williams
Signature of Witness	Name of Attorney in full

Jason Anthony Lowe
Name of Witness in full

Signed sealed and delivered for and on behalf of ResMed Limited by its Attorney under a Power of Attorney dated 4 May 2006, and the Attorney declares that the Attorney has not received any notice of the revocation of such Power of Attorney, in the presence of:
Signature of Attorney

Brett Andrew Sandercock
Signature of Witness	Name of Attorney in full

Mark Abourrk
Name of Witness in full

Executed by ResMed SA:

Signature By Alain Perseguers duly empowered for the purposes hereof

Executed by ResMed GmbH & Co. KG represented by ResMed GmbH Verwaltung as its general partner:

Signature of authorised person	Signature of authorised person

Dr. Jürgen P. Rassat Von Mallinckroot
Name	Name

Executed by ResMed (UK) Limited acting by:

Signature of Director	Signature of Secretary

Illegible	Mark Alan Hastings
Name of Director in full	Name of Secretary

Executed by Take Air Medical Handels-GmbH:

Signature of authorised person	Signature of authorised person

Name Dieter Paulik	Name Ganter Gromotha